                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

[ ]  Confidential for Use of the Commission Only (as permitted by Rule
14a-6[e][2])

                          BERKSHIRE HATHAWAY INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ......................................................................

     2) Aggregate number of securities to which transaction applies:

        ......................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

        .......................................................................

     4) Proposed maximum aggregate value of transaction:

        ......................................................................

     5) Total fee paid:

        ......................................................................

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

       .......................................................................

     2) Form, Schedule or Registration Statement No.:

       .......................................................................

     3) Filing Party:

       .......................................................................

     4) Date Filed:

       .......................................................................

                            BERKSHIRE HATHAWAY INC.

                               1440 KIEWIT PLAZA

                             OMAHA, NEBRASKA 68131



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 1, 1995

TO THE SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the Holiday Convention Centre, 3321 South 72nd Street, Omaha, Nebraska, on May 1, 1995 at 9:30 a.m. for the following purposes:

         1.      To elect directors.

         2. To consider and act upon a proposed amendment to the Corporation's Certificate of Incorporation that would add a provision authorizing the Board of Directors to issue up to one million shares of Preferred Stock in one or more series with such preferences, limitations, and relative rights as the Board of Directors may determine.

         3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 7, 1995 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 1440 Kiewit Plaza, Omaha, Nebraska during the ten days prior to the meeting.

         You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.



                                              By order of the Board of Directors



                                                   FORREST N. KRUTTER, Secretary

Omaha, Nebraska

March 17, 1995

A shareholder may request admission tickets to the meeting for himself or herself and family members by completing and promptly returning to the Company the ticket information envelope accompanying this notice. Otherwise, admission tickets may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card would be adequate identification. For a beneficial but not of record owner, a copy of a broker's statement showing shares held for his or her benefit on March 7, 1995 would be adequate identification.

                           BERKSHIRE HATHAWAY INC.

                               1440 KIEWIT PLAZA

                             OMAHA, NEBRASKA 68131



                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 1, 1995


     This statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Hathaway Inc. (hereinafter "Berkshire" or the "Corporation") of proxies in the accompanying form for the Annual Meeting of the Shareholders to be held on Monday, May 1, 1995 and at any adjournment thereof.



     This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 17, 1995.



     If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.



     Solicitation of proxies will be made solely by mail at the Corporation's expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.



     Issued common stock of the Corporation consists of 1,381,308 shares, par value $5 per share, of which 203,558 shares are presently held by Berkshire as Treasury shares. The remaining 1,177,750 outstanding shares are those eligible to be voted at this meeting. Holders of record thereof as of March 7, 1995 will be entitled to one vote per share.



     The presence at the meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's common stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. A majority of votes properly cast upon any question, including the proposed amendment to the Certificate of Incorporation, other than election of directors shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.



     Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

1. ELECTION OF DIRECTORS

     At the 1995 Annual Meeting of Shareholders, a Board of Directors consisting of six members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

     Each of the current directors of the Corporation is a nominee for reelection. Certain information with respect to nominees for election as directors is contained in the following table:

WARREN E. BUFFETT, age 64, has been a director of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett is a controlling person of the Corporation. He is also a director of Capital Cities/ABC, Inc., The Coca-Cola Company, The Gillette Company, Salomon Inc, and USAir Group, Inc.

HOWARD G. BUFFETT, age 40, has been a director of the Corporation since 1993.
         Since 1992, Mr. Buffett has been Vice President, Assistant to the Chairman and a Director of Archer Daniels Midland Company, a company engaged principally in the business of processing and merchandising agricultural commodities. From 1988 until joining his current employer, Mr. Buffett was a member of the Douglas County, Nebraska Board of Commissioners. He is also a director of Coca-Cola Enterprises Inc.

SUSAN T. BUFFETT, age 62, has been a director of the Corporation since 1991.
         Mrs. Buffett has not been employed in the past five years.

MALCOLM G. CHACE, III, age 60, has been a director of the Corporation since
         1992. For more than the past five years, he has been a private investor.

CHARLES T. MUNGER, age 71, has been a director and Vice Chairman of the Corporation's Board of Directors since 1978. He is Chairman of the Board of Directors of Wesco Financial Corporation, approximately 80%-owned by the Corporation. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation and a director of Salomon Inc and USAir Group, Inc.

WALTER SCOTT, JR., age 63, has been a director of the Corporation since 1988.
         For more than the past five years, he has been Chairman of the Board of Directors and Chief Executive Officer of Peter Kiewit Sons', Inc., a company engaged worldwide in construction, mining and telecommunications. He is also a director of Burlington Resources Inc., California Energy Company, Inc., C-TEC Corporation, ConAgra, Inc., FirsTier Financial, Inc., MFS Communications Company, Inc., and Valmont Industries Inc.

         Warren E. Buffett and Susan T. Buffett are husband and wife. Howard G. Buffett is the son of Warren and Susan Buffett. Otherwise, there is no family relationship between any other officer or director of the Corporation.

         When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the six nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any notifies the Corporation before this meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

       BOARD OF DIRECTORS MEETINGS, COMMITTEES AND DIRECTORS COMPENSATION



         Board of Directors' actions were taken in 1994 at the Annual Meeting of Directors that followed the 1994 Annual Meeting of Shareholders, and upon four occasions by directors' unanimous written consent. Each Director attended all meetings of the Board and of the Committees of the Board on which they served.

         Mr. Scott is the member of the audit committee. The functions of the audit committee are to ratify the selection of the independent auditors; review the results of the annual audit; inquire into important internal control, accounting and financial reporting matters; and report and make recommendations to the full Board of Directors. The audit committee met twice during 1994. The Corporation does not have standing nominating or compensation committees of the Board of Directors.

         Directors who are employees of the Corporation or its subsidiaries do not receive fees for attendance at directors' meetings. Directors who are not employees receive a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the audit committee receives additional fees of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders.





                             EXECUTIVE COMPENSATION

         The following table discloses the compensation received for the three years ended December 31, 1994 by the Corporation's Chief Executive Officer and its other executive officers at December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION               ALL
          NAME AND                               -------------------              OTHER
     PRINCIPAL POSITION           YEAR           SALARY        BONUS           COMPENSATION
     ------------------           ----           ------        -----           ------------
Warren E. Buffett                 1994          $100,000         --            $212,600(2)
  Chief Executive Officer/        1993           100,000         --             205,200(2)
    Chairman of the Board         1992           100,000         --             148,000(2)

Marc D. Hamburg                   1994           205,000         --               7,500(3)
  Vice President/Chief            1993           170,000         --               8,500(3)
    Financial Officer             1992           138,000         --               7,000(3)

Charles T. Munger (1)             1994           100,000         --              76,200(2)
  Vice Chairman of the Board      1993           100,000         --              66,400(2)
                                  1992           100,000         --              37,000(2)

 ------------------------------

(1)  Mr. Munger is compensated by a Berkshire subsidiary.

(2) Represents directors' fees received by Mr. Buffett and Mr. Munger from certain non-subsidiary companies in which Berkshire has significant investments.

(3) Represents contribution to a subsidiary's defined contribution plan in which Mr. Hamburg participates.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     Berkshire's program regarding compensation of its executive officers is different from most public corporations' programs. Mr. Warren E. Buffett informs the Board of Directors as to the amount of his proposed remuneration and that of Berkshire's other executive officers (including both salary and bonus). Mr. Buffett has been paid an annual salary of $100,000 for each of the last 14 years. Factors considered by Mr. Buffett are typically subjective, such as his perception of the individual's performance and any planned change in functional responsibility. Neither the profitability of the Corporation nor the market value of its stock are considered in setting executive officer remuneration (including both salary and bonus). Further, it is the Corporation's policy that all compensation paid to its executive officers be deductible under Internal Revenue Code Section 162(m).



                     Submitted by the Berkshire Hathaway Inc. Board of Directors

                                           Warren E. Buffett, Chairman       Malcolm G. Chace, III
                                           Susan T. Buffett                  Charles T. Munger
                                           Howard G. Buffett                 Walter Scott, Jr.



                            STOCK PERFORMANCE GRAPH

     The following chart compares the subsequent value of $100 invested in Berkshire Hathaway Inc. common stock on December 31, 1989 with a similar investment in the Standard and Poor's 500 Stock Index and in the Standard and Poor's Property - Casualty Insurance Index.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*



                                                          1989     1990    1991     1992     1993     1994
                                                          ----     ----    ----     ----     ----     ----
Berkshire Hathaway Inc.                                   $100     $ 77    $104     $135     $188     $235
S&P 500 Index                                              100       97     126      136      150      152
S&P Property-Casualty Insurance Index **                   100       98     122      143      141      148

 * Cumulative return for the Standard and Poor's indices based on reinvestment of dividends.

** It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor's Property - Casualty Insurance Index for comparative purposes.

                               BOARD OF DIRECTORS

                      INTERLOCKS AND INSIDER PARTICIPATION

     Warren E. Buffett, Chairman of Berkshire's Board of Directors, is an employee of the Corporation. Charles T. Munger, Vice Chairman of Berkshire's Board of Directors, is employed by a Berkshire subsidiary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Warren E. Buffett, whose address is 1440 Kiewit Plaza, Omaha, NE 68131, a nominee for director, is the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation's common stock. Beneficial ownership of the Corporation's common stock on March 1, 1995 by Mr. Buffett and by any other executive officers and directors of the Corporation who own shares is shown in the following table:

                                                                                                        PERCENT OF
                                                            AMOUNT AND NATURE OF                        OUTSTANDING
              NAME                                          BENEFICIAL OWNERSHIP                           SHARES
              ----                                          --------------------                        -----------
Warren E. Buffett . . . . .   479,222 shares -- sole investment and voting power (1)  . . . . . . . . .    40.7
                              Mr. Buffett has shared investment and voting power with respect to 36,986 shares owned by Susan T. Buffett

Susan T. Buffett  . . . . .   36,986 shares with respect to which investment and voting
                              power is shared with Warren E. Buffett    . . . . . . . . . . . . . . . .     3.1

Howard G. Buffett . . . . .   12 shares -- sole investment and voting power   . . . . . . . . . . . . .       *

Malcolm G. Chace, III . . .   4,217 shares -- sole investment and voting power  . . . . . . . . . . . .     0.4
                              9,286 shares -- shared investment and voting power(2)   . . . . . . . . .     0.8

Marc D. Hamburg . . . . . .   0 shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       *

Charles T. Munger . . . . .   19,079 shares -- sole investment and voting power   . . . . . . . . . . .     1.6

Walter Scott, Jr. . . . . .   100 shares -- sole investment and voting power (3)  . . . . . . . . . . .       *

Directors and executive
     officers as a group  .   548,902 shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46.6

(1) Includes 474,998 shares (40.3%) owned directly and beneficially by Mr. Buffett, and 4,224 shares (0.4%) owned by a trust of which Mr. Buffett is sole trustee but with respect to which Mr. Buffett disclaims any beneficial economic interest.

(2) Excluded are 1,551 shares in which Mr. Malcolm G. Chace, III has a pecuniary interest but with respect to which he possesses neither investment power nor voting power, and also does not include 54 shares owned by Elizabeth Z. Chace, wife of Malcolm G. Chace, III.

(3) Does not include 10 shares owned by Suzanne M. Scott, wife of Walter Scott, Jr.

 *   less than 0.1%.

                REQUIREMENTS FOR REPORTING SECURITIES OWNERSHIP

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during 1994 all filing requirements applicable to its executive officers, directors, and greater than ten-percent beneficial owners were complied with, except that a report relating to a small transaction of a Trust of which Warren E. Buffett is a trustee was filed late.

2. PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO AUTHORIZE
   PREFERRED STOCK

                     DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors has approved and recommends to the shareholders the adoption of an amendment to the Corporation's Certificate of Incorporation (the "Amendment") that would increase the number of shares of all classes of stock which the Corporation is authorized to issue from 1,500,000 shares to 2,500,000 shares. The additional 1,000,000 authorized shares would be in the form of Preferred Stock, no par value (the "Preferred Stock") issuable in one or more series. No preferred stock is presently authorized by the Corporation's Certificate of Incorporation.

     The Amendment would authorize the Board of Directors to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including without limitation: (a) the distinctive designation and number of shares constituting such series; (b) the dividend rates, if any, on the shares of that series and whether dividends would be cumulative or non-cumulative, and, if cumulative, the date from which dividends on the series would accumulate; (c) whether, and upon what terms and conditions, the shares of that series would be convertible into or exchangeable for other securities or cash or other property or rights;
(d) whether, and upon what terms and conditions, the shares of that series would be redeemable, including the date or dates upon or after which they shall be redeemable; (e) the rights and preferences, if any, to which the shares of that series would be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation; (f) whether a sinking fund would be provided for the redemption of the series and, if so, the terms of and amount payable into such sinking fund; (g) whether the holders of such securities would have voting rights and the extent of those voting rights; (h) whether the issuance of any additional shares of such series, or of any other series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other series; and (i) any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable. Holders of the Corporation's common stock would have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future. The text of the proposed Amendment is set forth as Exhibit A and the foregoing summary is qualified in its entirety by reference to such text.

                 PURPOSES AND EFFECTS OF THE PROPOSED AMENDMENT

     If the proposed Amendment is approved by the shareholders, there would be 2,500,000 shares of all classes of stock authorized, of which 1,500,000 would be shares of common stock and 1,000,000 would be shares of Preferred Stock. This Amendment would not change the number of authorized shares of common stock. There are currently issued 1,381,308 shares of common stock, of which 1,177,750 shares are outstanding and 203,558 are held by Berkshire as Treasury shares. Therefore, if the proposed Amendment is approved by the shareholders, there would be 322,250 authorized shares of common stock (including the 203,558 shares presently held as Treasury shares) and 1,000,000 shares of Preferred Stock available for issuance from time to time for corporate purposes as determined by the Board of Directors. Such purposes may include, without limitation, providing additional capital for use in the business and operations of the Corporation or its subsidiaries, or financing the consideration to be paid for acquisitions of other businesses or properties, and other general corporation purposes. The Corporation has no present plans to issue any of the
common stock currently not outstanding or any   of the Preferred Stock to be
authorized if the proposed Amendment is adopted.

     The effects of the authorization of the Preferred Stock upon the rights of holders of the Corporation's common stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include: (a) dilution of the voting power of the common stock if and to the extent that shares of the Preferred Stock have voting rights or are convertible into shares of common stock and such conversion rights are exercised; (b) the subordination of the rights of holders of common stock to share in the Corporation's assets upon liquidation to the prior satisfaction of any liquidation preference granted to shares of the Preferred Stock; and (c) reduction of the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on common stock if dividends on the Preferred Stock are in arrears (although the Corporation has not declared a cash dividend on its common stock since 1967).

     No further actions or authorization by shareholders would be necessary or sought by the Board of Directors prior to an issuance of shares of Preferred Stock except as may be required by law or applicable stock exchange regulations. Current New York Stock Exchange regulations would require shareholder approval in connection with an issuance of Preferred Stock convertible into or exchangeable for common stock in a transaction or a series or exchange of related transactions, other than a public offering for cash, if
(a) the common stock to be issued upon conversion or exchange has voting power equal to or in excess of 20% of the voting power outstanding before such issuance, (b) the number of shares of common stock to be issued upon conversion or exchange is equal to or in excess of 20% of the common stock outstanding before such issuance or (c) the issuance would result in a change in control of the Corporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION AUTHORIZING THE BOARD OF DIRECTORS TO ISSUE UP TO 1,000,000 SHARES OF PREFERRED STOCK IN ONE OR MORE SERIES WITH SUCH POWERS, DESIGNATIONS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS, AND RESTRICTIONS AS THE BOARD OF DIRECTORS MAY DETERMINE.

3. OTHER MATTERS

     As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last shareholders' meeting, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with the best judgment of the person voting the proxies.

     Deloitte & Touche served as the Corporation's independent public accountants for 1994. Representatives from that firm will be present at the meeting of shareholders, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions. The Corporation has not selected auditors for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection after mid-year.



                                 ANNUAL REPORT

     The Annual Report to the Shareholders for 1994 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

     A COPY OF THE 1994 FORM 10-K REPORT AS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, WILL BE MAILED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: FORREST N. KRUTTER, SECRETARY, BERKSHIRE HATHAWAY INC., 1440 KIEWIT PLAZA, OMAHA, NEBRASKA 68131. SUCH REQUEST MUST SET FORTH A GOOD-FAITH REPRESENTATION THAT THE REQUESTING PARTY WAS EITHER A HOLDER OF RECORD OR A BENEFICIAL OWNER OF COMMON STOCK OF THE CORPORATION ON MARCH 7, 1995. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees.



                           PROPOSALS OF SHAREHOLDERS

     Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 1996 Annual Meeting must be received by the Corporation by November 17, 1995. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail -- return receipt requested.



                                         By order of the Board of Directors



                                         FORREST N. KRUTTER, Secretary

Omaha, Nebraska
March 17, 1995

                                                                       Exhibit A



                       ARTICLE FOURTH OF THE CERTIFICATE
                       OF INCORPORATION AS PROPOSED TO BE
                               ADDED BY AMENDMENT

FOURTH, The total number of shares of all classes of stock which the Corporation is authorized to issue is two million five hundred thousand (2,500,000) shares. The total number of shares of Preferred Stock of all series which the Corporation is authorized to issue is one million (1,000,000) shares of Preferred Stock. Shares of Preferred Stock shall have no par value. The total number of shares of Common Stock which the Corporation is authorized to issue is one million five hundred thousand (1,500,000) shares of Common Stock, each of which shall have a par value of Five Dollars ($5.00).



     1.  Preferred Stock

     The Board of Directors is authorized, subject to limitations prescribed by law and the limitation on authorized Preferred Stock stated above in this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

       (a) The number of shares constituting that series and the distinctive designation of that series;

       (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;

       (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

       (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

       (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

       (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

       (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

       (h) Any other absolute or relative rights, preferences or limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment of dividends on the common shares with respect to the same dividend period.

     The Preferred Stock shall be preferred over the Common Stock as to assets, and in the event of any liquidation or dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, the amount specified for each particular series, together with any dividends accrued or in arrears, for every share of their holdings of Preferred Stock before any distribution of the assets shall be made to the holders of the Common Stock, and shall be entitled to no other or further distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, as provided by the Board of Directors) payable with respect thereto.

     Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article FOURTH.

     2.  Common Stock

     The shares of Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

PROXY
                           BERKSHIRE HATAHAWAY INC.

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 1995

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Common Stock of the undersigned at the 1995 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors and amendment of the Certificate of Incorporation described in the Notice and Proxy Statement for such meeting and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

        IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL NOMINEES AND
                                              ---
AMENDING THE CERTIFICATE OF INCORPORATION.

                PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
                           IN THE ENCLOSED ENVELOPE


                                                                    SEE REVERSE
                                                                        SIDE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. Election of Directors:
NOMINEES: Warren E. Buffett, Charles T. Munger,
Susan T. Buffett, Howard G. Buffett,
Malcolm G. Chace, III and Walter Scott, Jr.

               [ ] FOR            [ ] WITHHELD
                   ALL                FROM ALL
                   NOMINEES           NOMINEES

[ ]
- ---------------------------------------------------
For, except vote withheld from the above nominee(s).

2. Proposed amendment of the Corporation's Certificate of Incorporation authorizing the Board of Directors to issue up to 1,000,000 shares of Preferred Stock in one or more series.

           FOR          AGAINST           ABSTAIN
           [ ]            [ ]               [ ]

   MARK HERE
   FOR ADDRESS
   CHANGE AND
   NOTE AT LEFT    [ ]

   PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

   SIGNATURE:_______________________________DATE_______________

   SIGNATURE:_______________________________DATE_______________